Exhibit (d)(5)

GOOGLE INC.

2004 STOCK PLAN

STOCK OPTION AGREEMENT

(For Non-US Employees)

Unless otherwise defined herein, the terms defined in the 2004 Stock Plan shall have the same defined meanings in this Stock Option Agreement (the “Agreement”).

I.	NOTICE OF STOCK OPTION GRANT

[The Optionee’s Name and Address]

You have been granted an option to purchase Common Stock of the Company, subject to the terms and conditions of the Plan and this Agreement, including any special terms and conditions for your country contained in Exhibit B or any other appendix hereto (the “Appendix”), as follows:

Grant Number	__________________________________________

Date of Grant	__________________________________________

Vesting Commencement Date	__________________________________________

Exercise Price per Share $	__________________________________________

Total Number of Shares Granted	__________________________________________

Total Exercise Price $	__________________________________________

Type of Option:	Non Statutory Stock Option

Term/Expiration Date:	__________________________________________

Vesting Schedule:

Except in the event of the Optionee’s death (as described below), this Option shall be exercisable, in whole or in part, in accordance with the following schedule:

[25% of the Shares subject to the Option shall vest twelve months after the Vesting Commencement Date, and 1/48 of the Shares subject to the Option shall vest each month thereafter, subject to the Optionee continuing to be a Service Provider on such dates].

Death of Optionee:

In the event that the Optionee ceases to be a Service Provider by reason of his or her death, all Shares subject to this Option shall immediately vest and become exercisable in accordance with the termination period set forth below as of the date the Optionee ceases to be a Service Provider by reason of his or her death. Notwithstanding the foregoing, if the Optionee is a director or executive officer of the Company (within the meaning of Section 16 of the U.S. Securities and Exchange Act of 1934, as amended), any Shares subject to this Option that are unvested as of the date the Optionee ceases to be a Service Provider by reason of of his or her death shall terminate and be forfeited to the Company as of the date the Optionee ceases to be a Service Provider by reason of his or her death. In the event that the Optionee is a director or executive officer, he or she may exercise this Option to purchase any Shares that are already vested as of the date the Optionee ceases to be a Service Provider by reason of his or her death in accordance with the termination period set forth immediately below.

Termination Period:

This Option may be exercised for [three months] after the Optionee ceases to be a Service Provider. Upon the death or Disability of the Optionee, this Option may be exercised for [twelve months] after the Optionee ceases to be a Service Provider. In no event shall this Option be exercised later than the Term/Expiration Date as provided above.

II.	AGREEMENT

A.	Grant of Option.

The Administrator of the Company hereby grants to the Optionee named in the Notice of Grant attached as Part I of this Agreement (the “Optionee”) an option (the “Option”) to purchase the number of Shares, as set forth in the Notice of Grant, at the exercise price per share set forth in the Notice of Grant (the “Exercise Price”), subject to the terms and conditions of the Plan, which is incorporated herein by reference. Subject to Section 18(c) of the Plan and Applicable Laws, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, including the Appendix, the terms and conditions of the Plan shall prevail.

B.	Exercise of Option.

1. Right to Exercise. This Option is exercisable during its term in accordance with the Vesting Schedule set out in the Notice of Grant and the applicable provisions of the Plan and this Agreement.

2. Method of Exercise. This Option is exercisable by delivery of an exercise notice, in the form attached as Exhibit A, or in such other form as permitted generally by the Company and specified by the Company to the Optionee (the “Exercise Notice”), which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice shall be completed by the Optionee and delivered to the Administrator of the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares. This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate Exercise Price.

No Shares shall be issued pursuant to the exercise of this Option unless such issuance and exercise complies with applicable laws. Assuming such compliance, for income tax purposes, the Exercised Shares shall be considered transferred to the Optionee on the date the Option is exercised with respect to such Exercised Shares.

C.	Method of Payment.

Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee:

1. cash; or

2. check; or

3. consideration received by the Company under a formal cashless exercise program implemented by the Company in connection with the Plan.

D.	Non-Transferability of Option.

This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of the Optionee only by the Optionee. The terms of the Plan and this Agreement, including the Appendix, shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

E.	Term of Option.

This Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Agreement, including the Appendix.

F.	Responsibility for Taxes.

Regardless of any action the Company or the Optionee’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Optionee’s participation in the Plan and legally applicable to the Optionee or deemed by the Company or the Employer to be an appropriate charge to the Optionee even if technically due by the Company or the Employer (“Tax-Related Items”), the Optionee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Optionee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Optionee further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting, exercise, or settlement of the Option, the issuance of Shares upon settlement of the Option, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends and/or any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Optionee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Optionee has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, the Optionee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, the Optionee will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Optionee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(1) withholding from the Optionee’s wages or other cash compensation paid to the Optionee by the Company and/or the Employer; or

(2) withholding from proceeds of the sale of Shares acquired upon exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on the Optionee’s behalf pursuant to this authorization); or

(3) withholding in Shares to be issued upon exercise of the Option.

To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Optionee is deemed to have been issued the full number of Shares subject to the exercise, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Optionee’s participation in the Plan.

Finally, the Optionee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Optionee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Optionee fails to comply with the Optionee’s obligations in connection with the Tax-Related Items.

G.	Entire Agreement; Governing Law; Language.

The Plan is incorporated herein by reference. The Plan and this Agreement, including the Appendix, constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and the Optionee.

The Option grant and the provisions of this Agreement, including the Appendix, are governed by, and subject to, the laws of the State of California, without regard to the conflict of law provisions, as provided in the Plan.

For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or the Agreement, including the Appendix, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

If the Optionee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

H.	Nature of Grant.

In accepting the grant, the Optionee acknowledges that:

1. the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;

2. the Option grant is voluntary and occasional and does not create any contractual or other right to receive a future Option grant, or benefits in lieu of the Option, even if an Option has been granted repeatedly in the past;

3. all decisions with respect to future Option grants, if any, will be at the sole discretion of the Company;

4. the Optionee’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate the Optionee’s employment relationship at any time with or without cause;

5. the Optionee is voluntarily participating in the Plan;

6. the Option grant is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of the Optionee’s employment contract, if any;

7. the Option grant is not intended to replace any pension rights or compensation;

8. the Option grant is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer, or any Subsidiary or affiliate of the Company;

9. the Option grant and the Optionee’s participation in the Plan will not be interpreted to form an employment contract or relationship with the Company or any Subsidiary or affiliate of the Company;

10. the future value of the underlying Shares is unknown and cannot be predicted with certainty;

11. in consideration of the Option grant, no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from termination of the Optionee’s employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and the Optionee irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, the Optionee shall be deemed irrevocably to have waived the Optionee’s entitlement to pursue such claim;

12. in the event of involuntary termination of the Optionee’s employment (whether or not in breach of local labor laws), the Optionee’s right to receive the Option and vest in the Option under the Plan, if any, will terminate effective as of the date that the Optionee is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment (whether or not in breach of local labor laws); the Administrator shall have the exclusive discretion to determine when the Optionee is no longer actively employed for purposes of his or her Option grant; and

13. the Option grant and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.

I.	No Advice Regarding Grant.

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Optionee’s participation in the Plan, or the Optionee’s acquisition or sale of the underlying Shares. The Optionee is hereby advised to consult with his or her own personal tax, legal, and financial advisors regarding the Optionee’s participation in the Plan before taking any action related to the Plan.

J.	Data Privacy.

The Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Optionee’s personal data as described in this document by and among, as applicable, the Employer, and the Company and its Subsidiaries and affiliates (the “Company Group”) for the exclusive purpose of implementing, administering and managing his or her participation in the Plan.

The Optionee understands that the Company Group and the Employer hold certain personal information about the Optionee, including, but not limited to, the Optionee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares of stock or directorships held in the Company, details of all options or any other entitlement to Shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Optionee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”).

The Optionee understands that Data will be transferred to Citigroup Stock Plan Services, Charles Schwab and/or to such other stock plan service provider as may be selected by the Company, which is assisting the Company with the implementation, administration and management of the Plan. The Optionee understands that the recipients of the Data may be located in the United States or elsewhere and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than the Optionee’s country. The Optionee understands that he or she may request a list with the names and addresses of all recipients of the Data by contacting the Optionee’s local human resources representative. The Optionee authorizes the Company Group, Citigroup Stock Plan Services, Charles Schwab and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Optionee’s participation in the Plan. The Optionee understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. The Optionee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Optionee’s local human resources representative. The Optionee understands, however, that refusing or withdrawing consent may affect the Optionee’s ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Optionee understands that he or she may contact the U.S. human resources representative.

K.	Electronic Delivery.

The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan. The Optionee hereby consents to receive such documents by electronic delivery and to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

L.	Severability.

The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

M.	Appendix.

Notwithstanding any provisions in this Agreement, the Option grant shall be subject to any special terms and conditions set forth in any Appendix to this Agreement for the Optionee’s country. Moreover, if the Optionee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Optionee, to the extent the Company determines that the application of such terms and conditions are necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.

N.	Imposition of Other Requirements.

The Company reserves the right to impose other requirements on the Optionee’s participation in the Plan and the Option grant to the extent the Company determines it is necessary or advisable in order to comply with local laws or facilitate the administration of the Plan, and to require the Optionee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

By the Optionee’s signature and the signature of the Company’s representative below, the Optionee and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan and this Agreement. The Optionee has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of the Plan and Agreement. The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Agreement. The Optionee further agrees to notify the Company upon any change in the residence address indicated below.

OPTIONEE:	GOOGLE INC.

Signature	By

Print Name	Title

Residence Address

EXHIBIT A

GOOGLE INC.

2004 STOCK PLAN

EXERCISE NOTICE

Google Inc.

1600 Amphitheatre Parkway

Mountain View, California 94043 USA

Attention: Administrator

1. Exercise of Option. Effective as of today,                     ,             , the undersigned (“Purchaser”) hereby elects to purchase                      shares (the “Shares”) of the Common Stock of Google Inc. (the “Company”) under and pursuant to the 2004 Stock Plan (the “Plan”) and the Stock Option Agreement dated              (the “Agreement”). Subject to adjustment in accordance with Section 15 of the Plan, the purchase price for the Shares shall be $            , as required by the Agreement.

2. Delivery of Payment. Purchaser herewith delivers to the Company the full purchase price for the Shares.

3. Representations of Purchaser. Purchaser acknowledges that Purchaser has received, read and understood the Plan and the Agreement and agrees to abide by and be bound by their terms and conditions.

4. Rights as Shareholder. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Shares so acquired shall be issued to the Optionee as soon as practicable after exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date of issuance, except as provided in Section 15 of the Plan.

5. Tax Consultation. Purchaser understands that Purchaser may suffer adverse tax consequences as a result of Purchaser’s purchase or disposition of the Shares. Purchaser represents that Purchaser has consulted with any tax consultants Purchaser deems advisable in connection with the purchase or disposition of the Shares and that Purchaser is not relying on the Company for any tax advice.

6. Entire Agreement; Governing Law. The Plan and Agreement are incorporated herein by reference. This Exercise Notice, the Plan and the Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Purchaser with respect to the subject matter hereof, and may not be modified adversely to the Purchaser’s interest except by means of a writing signed by the Company and Purchaser.

This Exercise Notice, the Agreement and the Plan are governed by, and subject to, the laws of the State of California, U.S.A., without regard to the conflict of law provisions, as provided in the Plan.

For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant, the Agreement or this Exercise Notice, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where the exercise is made and/or to be performed.

Submitted by:	Accepted by:

PURCHASER:	GOOGLE INC.

Signature	By

Print Name	Its

Address:	Address:

Date Received

EXHIBIT B

APPENDIX OF

SPECIAL TERMS AND CONDITIONS OF THE

GOOGLE INC.

2004 STOCK PLAN

STOCK OPTION AGREEMENT

(For Non-US Employees)

TERMS AND CONDITIONS

This Exhibit B, which is part of the Agreement, contains the Appendix of additional terms and conditions of the Agreement that will apply to the Optionee if he or she resides in one of the countries listed below. Capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan and/or the Agreement.

NOTIFICATIONS

This Exhibit B also includes information regarding exchange control and certain other issues of which the Optionee should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of January 2009. Such laws are often complex and change frequently. The Company therefore strongly recommends that the Optionee not rely on the information in this Exhibit B as the only source of information relating to the consequences of his or her participation in the Plan because such information may be outdated when the Optionee exercises the Option and/or sells any Shares issued pursuant to the exercise of the Option.

In addition, the information contained in this Exhibit B is general in nature and may not apply to the Optionee’s particular situation. As a result, the Company cannot assure the Optionee of any particular result. The Optionee is therefore advised to seek appropriate professional advice as to how the relevant laws in the Optionee’s country may apply to his or her situation.

Finally, if the Optionee is a citizen or resident of a country other than that in which he or she is currently working, the information contained herein may not apply to the Optionee.

ARGENTINA

NOTIFICATIONS

Securities Law Information. Neither the Option nor the Shares subject to the Option are publicly offered or listed on any stock exchange in Argentina. The offer is private and not subject to the supervision of any Argentine governmental authority.

Exchange Control Notification. Depending upon the method of exercise chosen for the Option, the Optionee may be subject to restrictions with respect to the purchase and/or transfer of U.S. dollars pursuant to Argentine currency exchange regulations. The Company reserves the right to restrict the methods of exercise if required under Argentine laws.

Under current regulations adopted by the Argentine Central Bank (the “BCRA”), the Optionee may purchase and remit foreign currency with a value of up to US$2,000,000 per month for the purpose of acquiring foreign securities, including Shares, without prior approval from the BCRA. However, the Optionee must register the purchase with the BCRA and execute and submit an affidavit to the entity selling the foreign currency confirming that the Optionee has not purchased and remitted funds in excess of US$2,000,000 during the relevant month.

In the event that the Optionee transfers proceeds in excess of US$2,000,000 from the sale of Shares into Argentina in a single month, the Optionee will be required to place 30% of any proceeds in excess of US$2,000,000 in a non-interest-bearing, dollar-denominated mandatory deposit account for a holding period of 365 days.

The Optionee must comply with any and all Argentine currency exchange restrictions, approvals and reporting requirements in connection with the exercise of the Option.

AUSTRALIA

TERMS AND CONDITIONS

Australian Addendum. The Optionee’s right to participate in the Plan and the Option granted under the Plan are subject to an Australian Addendum to the Plan. The Optionee’s right to exercise the Option is subject to the terms and conditions stated in the Australian Addendum, the Offer Document, the Plan, the Agreement and this Appendix.

NOTIFICATIONS

Securities Law Information. If the Optionee acquires Shares pursuant to the Options and offers the Shares for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. The Optionee should obtain legal advice on disclosure obligations prior to making any such offer.

Exchange Control Information. Exchange control reporting is required for cash transactions exceeding A$10,000 and international fund transfers. The Australian bank assisting with the transaction will file the report. If there is no Australian bank involved in the transfer, the Optionee will be required to file the report.

AUSTRIA

NOTIFICATIONS

Consumer Protection Information. The Optionee may be entitled to revoke acceptance of the Agreement on the basis of the Austrian Consumer Protection Act (the “Austrian Act”) under the conditions listed below, if the Austrian Act is considered to be applicable to the Agreement and the Plan:

(i) If the Optionee accepts the Option outside the business premises of the Company, the Optionee may be entitled to revoke his or her acceptance, provided the revocation is made within one (1) week after such acceptance of the Agreement.

(ii) The revocation must be in written form to be valid. Provided the revocation is sent within the period discussed above, it is sufficient if the Optionee returns the Agreement to the Company or the Company’s representative with language which can be understood as a refusal to conclude or honor the Agreement.

Exchange Control Information. If the Optionee holds Shares acquired under the Plan outside of Austria, the Optionee must submit a report to the Austrian National Bank. An exemption applies if the value of the Shares as of any given quarter does not exceed €30,000,000 or as of December 31 does not exceed €5,000,000. If the former threshold is exceeded, quarterly obligations are imposed; whereas, if the latter threshold is exceeded, annual reports must be given. The annual reporting date is December 31 and the deadline for filing the annual report is March 31 of the following year.

When the Optionee sells Shares acquired under the Plan, there may be exchange control obligations if the cash proceeds are held outside of Austria. If the transaction volume of all accounts abroad exceeds €3,000,000, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the fifteenth day of the following month.

BELGIUM

TERMS AND CONDITIONS

Tax Considerations. The Option must be accepted in writing more than 60 days but within 120 days after the offer date (if at all). The Optionee will receive a separate offer letter and acceptance form in addition to the Agreement. The Optionee should refer to the offer letter for a more detailed description of the tax consequences of choosing to accept the Option.

NOTIFICATIONS

Tax Reporting Information. The Optionee is required to report any taxable income attributable to the Option on his or her annual tax return. In addition, the Optionee is required to report any bank accounts opened and maintained outside Belgium on his or her annual tax return.

BRAZIL

TERMS AND CONDITIONS

Compliance with Law. By accepting the Option, the Optionee acknowledges his or her agreement to comply with applicable Brazilian laws and to pay any and all applicable taxes associated with the exercise of the Option, the receipt of any dividends, and the sale of Shares acquired under the Plan.

NOTIFICATIONS

Exchange Control Information. If the Optionee is resident or domiciled in Brazil, the Optionee will be required to submit annually a declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is US$100,000 or more. Assets and rights that must be reported include Shares.

CANADA

TERMS AND CONDITIONS

The following provision replaces the first sentence of Part I, “Termination Period” of the Agreement:

Termination Period. In the event that the Optionee ceases to be a Service Provider for any reason other than death or Disability (whether or not in breach of local labor laws), the Optionee’s right to vest in the Option will terminate effective [three months] after the earlier of the following dates: (a) the date on which the Optionee receives notice of termination of service as a Service Provider; or (b) the date on which the Optionee is no longer actively providing service as a Service Provider, regardless of any notice period or period of pay in lieu of such notice required under local law (including, but not limited to, statutory, regulatory and/or common law). The Company shall have the exclusive discretion to determine when the Optionee is no longer actively providing service for purposes of the Option.

The following provision supplements Part II, Section C of the Agreement:

Form of Payment. Due to legal restrictions in Canada and notwithstanding any language to the contrary in the Plan, the Optionee is prohibited from surrendering Shares that he or she already owns or from attesting to the ownership of Shares to pay the Exercise Price or any Tax-Related Items in connection with the Option.

The following provisions apply if the Optionee resides in Quebec:

Language Consent. The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention (“Agreement”), ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.

Data Privacy Notice and Consent. This provision supplements Part II, Section J of the Agreement:

The Optionee hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or otherwise, involved in the administration and operation of the Plan. The Optionee further authorizes the Company and/or any Subsidiary or affiliate of the Company to record such information in his or her employee file.

CHILE

NOTIFICATIONS

Securities Law Information. Neither the Company nor Shares acquired under the Plan are registered with the Chilean Registry of Securities or under the control of the Chilean Superintendence of Securities.

Exchange Control Information. Exchange control regulations will apply if the Optionee remits more than US$10,000 upon exercise of the Option and if the Optionee’s aggregate investments abroad are US$5,000,000 or more.

Tax Reporting and Registration Information. The Optionee must file Tax Form 1851 “Annual Sworn Statement Regarding Investments Held Abroad” in relation to any Shares acquired under the Plan that are held abroad. In addition, if the Optionee wishes to receive credit in Chile for any tax paid abroad on any dividends received pursuant to the Shares, the Optionee must register the purchase of Shares with the Chilean Internal Revenue Service (the “CIRS”) and also file Tax Form 1853 “Annual Sworn Statement Regarding Credits for Taxes Paid Abroad.” These forms must be submitted through the CIRS web page at www.sii.cl.

Registration of the purchase of Shares with the CIRS will also provide evidence of the acquisition price of the Shares, which the Optionee will need when the Shares are sold. It may also be possible for the Optionee to provide other evidence in the form of the Agreement or a report of the Exercise Price and the number of Shares purchased and sold; however, neither the Company nor Citigroup Stock Plan Services nor Charles Schwab are under any obligation to provide the Optionee with such a report. The Optionee should consult with his or her personal legal and tax advisors regarding how to register with the CIRS (if desired).

CHINA (PRC)

TERMS AND CONDITIONS

The following provision supplements Part II, Sections B.2 and C of the Agreement:

Cashless Exercise Restriction. Due to legal restrictions in China, the Optionee is restricted to paying the Exercise Price and any Tax-Related Items by the cashless sell-all method of exercise pursuant to which the Optionee shall deliver, together with an Exercise Notice or such other documentation as the Company in its sole and absolute discretion shall require, irrevocable instructions to a broker approved by the Company to (i) sell the Shares acquired upon exercise of the Option and (ii) deliver to the Company the amount of sale proceeds required to pay the Exercise Price and any Tax-Related Items. The balance of the sale proceeds, if any, will be delivered to the Optionee, but the Optionee is not entitled to hold any Shares. The Company reserves the right to provide the Optionee with additional methods of paying the Exercise Price depending on the development of local laws.

Exchange Control Restriction. The Optionee understands and agrees that, due to exchange control laws in China, immediate repatriation to China of the cash proceeds from the cashless exercise of the Option is required, unless the Optionee is a non-PRC citizen. The Optionee further understands that, under PRC law, such repatriation of the cash proceeds may need to be effectuated through a special exchange control account established by the Company, the Employer or another Subsidiary or affiliate of the Company. The Optionee hereby consents and agrees that the cash proceeds from the cashless exercise of the Option may be transferred to such special account prior to being delivered to him or her. The Optionee further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

CZECH REPUBLIC

NOTIFICATIONS

Exchange Control Information. Proceeds from the sale of Shares can be held in a cash account abroad. Unless the Czech National Bank (the “CNB”) specifically notifies the Optionee that the opening and maintenance of a foreign account is required, no such reporting to the CNB is required. Upon request of the CNB, the Optionee may need to file a notification within 15 days of the end of the calendar quarter in which he or she purchases Shares.

DENMARK

NOTIFICATIONS

Exchange Control Information. If the Optionee establishes an account holding shares of stock or an account holding cash outside Denmark, he or she must report the account to the Danish Tax Administration. The form which should be used in this respect can be obtained from a local bank. (These obligations are separate from and in addition to the obligations described below.)

Securities/Tax Reporting Information. If the Optionee holds Shares acquired under the Plan in a brokerage account with a broker or bank outside Denmark, he or she is required to inform the Danish Tax Administration about the account. For this purpose, the Optionee must file a Form V (Erklaering V) with the Danish Tax Administration. The Form V must be signed both by the Optionee and by the applicable broker or bank where the account is held. By signing the Form V, the broker or bank undertakes to forward information to the Danish Tax Administration concerning the Shares in the account without further request each year. By signing the Form V, the Optionee authorizes the Danish Tax Administration to examine the account.

In addition, if the Optionee opens a brokerage account (or a deposit account with a U.S. bank) for the purpose of holding cash outside Denmark, he or she is also required to inform the Danish Tax Administration of this account. To do so, the Optionee must file a Form K (Erklaering K) with the Danish Tax Administration. The Form K must be signed both by the Optionee and by the applicable broker or bank where the account is held. By signing the Form K, the broker/bank undertakes an obligation, without further request each year, to forward information to the Danish Tax Administration concerning the content of the account. By signing the Form K, the Optionee authorizes the Danish Tax Administration to examine the account.

If the Optionee uses the cashless sell-all method of exercise for the Option, the Optionee is not required to file a Form V because he or she will not hold any Shares. However, if the Optionee opens a deposit account with a foreign broker or bank to hold the cash proceeds, he or she is required to file a Form K as described above.

EGYPT

NOTIFICATIONS

Exchange Control Information. If the Optionee transfers funds into or out of Egypt in connection with the exercise of the Option, the Optionee is required to transfer the funds through a registered bank in Egypt.

ESTONIA

There are no country-specific provisions.

FINLAND

There are no country-specific provisions.

FRANCE

TERMS AND CONDITIONS

Consent to Receive Information in English. By accepting the Option, the Optionee confirms having read and understood the Plan and Agreement, including all terms and conditions included therein, which were provided in the English language. The Optionee accepts the terms of those documents accordingly.

En acceptant cette Option, le Titulaire de l’Option confirme avoir lu et compris le Plan et le Contrat y relatifs, incluant tous leurs termes et conditions, qui ont été transmis en langue anglaise. Le Titulaire de l’Option accepte les dispositions de ces documents en connaissance de cause.

NOTIFICATIONS

Exchange Control Information. If the Optionee imports or exports cash (e.g., sales proceeds received under the Plan) with a value equal to or exceeding €7,600 and does not use a financial institution to do so, he or she must submit a report to the customs and excise authorities. If the Optionee maintains a foreign bank account, he or she is required to report such account to the French tax authorities when filing his or her annual tax return.

GERMANY

NOTIFICATIONS

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. If the Optionee uses a German bank to transfer a cross-border payment in excess of €12,500 in connection with the sale of Shares acquired under the Plan, the bank will make the report for the Optionee. In addition, the Optionee must report any receivables, payables or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis.

GREECE

NOTIFICATIONS

Exchange Control Information. If the Optionee exercises the Option through a cash exercise method, in order to remit funds out of Greece, the Optionee will need to complete an application form that will be provided to the Optionee by the foreign exchange bank handling the transaction.

If the Optionee exercises the Option by way of a cashless method of exercise, this application will not be required since no funds will be remitted out of Greece.

HONG KONG

TERMS AND CONDITIONS

Securities Warning: The Option and any Shares issued at exercise of the Option do not constitute a public offering of securities under Hong Kong law and are available only to Employees of the Company or a Subsidiary or affiliate of the Company. The Agreement, including this Exhibit B, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, nor have the documents been reviewed by any regulatory authority in Hong Kong. The Option and any related documentation are intended only for the personal use of the Optionee and may not be distributed to any other person. If the Optionee is in any doubt about any of the contents of the Agreement, including this Exhibit B, or the Plan, the Optionee should obtain independent professional advice.

Sale of Shares. In the event the Option vests within six months of the Date of Grant, the Optionee agrees that he or she will not exercise the Option and sell the Shares acquired prior to the six-month anniversary of the Date of Grant.

NOTIFICATIONS

Nature of Scheme. The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.

HUNGARY

TERMS AND CONDITIONS

The following provision supplements Part II, Section F of the Agreement:

Social Insurance Information. The Optionee will be responsible for both the Optionee’s portion and the Employer’s portion of social insurance contributions, which will be due when the Option is exercised and Shares are issued.

INDIA

TERMS AND CONDITIONS

The following provision supplements Part II, Section C of the Agreement:

Method of Payment. Due to legal restrictions in India, the Optionee will not be permitted to pay the Exercise Price by a partial cashless exercise (i.e., a “sell-to-cover” exercise) whereby a certain number of Shares subject to the exercised Option are sold immediately upon exercise to cover the aggregate Exercise Price, brokers’ fees and any Tax-Related Items and the remaining Shares are delivered to the Optionee. The Company reserves the right to provide the Optionee with this method of payment in the future depending on the development of local laws.

The following provision supplements Part II, Section F of the Agreement:

Fringe Benefit Tax. By accepting the Option, the Optionee consents and agrees to assume any and all liability for fringe benefit tax (“FBT”) that may be payable by the Company and/or the Employer in connection with the Option at the discretion of the Company and/or the Employer. Furthermore, by accepting the Option, the Optionee agrees that the Company and/or the Employer may collect the FBT from the Optionee by any of the means set forth in Part II, Section F of the Agreement, or any other reasonable method established by the Company. The Optionee also agrees that, promptly upon request of the Company or the Employer, he or she will execute any other consents or elections required to accomplish the foregoing. The Optionee understands that the Company may refuse to deliver Shares to the Optionee if the Company or the Employer is unable to recover from the Optionee the amount of any FBT due in connection with the Option.

NOTIFICATIONS

Exchange Control Information. The Optionee understands that any proceeds from the sale of Shares acquired under the Plan and any dividends received in relation to Shares must be repatriated to India and such funds must be converted into local currency within 90 days of receipt. The Optionee will receive a foreign inward remittance certificate (“FIRC”) from the bank where the foreign currency is deposited. The Optionee should retain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of such repatriation.

IRELAND

TERMS AND CONDITIONS

Restriction on Type of Shares Issued to Directors. Due to legal restrictions in Ireland, if the Optionee is a director or shadow director of an Irish Subsidiary or affiliate of the Company, his or her Option will be granted over newly-issued Shares only. In no event will treasury Shares be issued to a director or shadow director of an Irish Subsidiary or affiliate of the Company upon exercise of an Option under the Plan.

NOTIFICATIONS

Director Notification Requirement. If the Optionee is a director, shadow director or secretary of an Irish Subsidiary or affiliate of the Company, pursuant to Section 53 of the Irish Company Act 1990, he or she must notify the Irish Subsidiary or affiliate of the Company in writing within five (5) business days of receiving or disposing of an interest in the Company (e.g., an Option, Shares, etc.), or within five (5) business days of becoming aware of the event giving rise to the notification requirement, or within five (5) days of becoming a director, shadow director or secretary if such an interest exists at that time. This notification requirement also applies with respect to the interests of a spouse or minor child, whose interests will be attributed to the director, shadow director or secretary.

ISRAEL

TERMS AND CONDITIONS

Israeli Appendix. The Option is granted to the Optionee pursuant to the Google Inc. Appendix to the 2004 Stock Plan for Israeli Participants (the “Israeli Appendix”), and is subject to the terms and conditions stated in the Israeli Appendix, the Plan, the Notice of Stock Option Grant and the Agreement, including this Exhibit B. By accepting the Option, the Optionee acknowledges and agrees to be bound by the terms of the Israeli Appendix.

Trust. The Option and the Shares received upon exercise shall be controlled by a trustee appointed by the Company or its Subsidiary (the “Trustee”) for the Optionee’s benefit for twenty-four months from the Date of Grant or such other period of time as required by Section 102 or any shorter period determined under the Ordinance (with respect to the “capital gain route”) or by the Israeli Tax Authority (the “Lock-Up Period”). In the event that bonus shares shall be issued in respect of the Shares, or as a result of an adjustment made pursuant to Section 15 of the Plan, such bonus shares shall be controlled by the Trustee for the benefit of the Optionee and the provisions of Section 102 of the Ordinance and the Income Tax (Tax Abatement on the Grant of Shares to Employees) Regulations 2003 (the “Regulations”) shall apply to such bonus shares for all purposes. The Optionee shall be able to at any time request the sale of the Shares or the release of the Shares from the Trustee, subject to the terms of the Plan, this Agreement and any applicable law. Without derogating from the aforementioned, if the Options or Shares are released from the Trustee during the Lock-Up Period the sanctions under Section 102 of the Ordinance shall apply to and be borne by such Optionee. The Shares shall not be sold or released from the control of the Trustee unless the Company, the employing Subsidiary and the Trustee are satisfied that the full amount of Tax-Related Items due (as defined in Section G below) have been paid or will be paid in relation thereto.

The following provision supplements Part II, Section D of the Agreement:

As long as the Shares are held by the Trustee for the benefit of the Optionee, all rights of the Optionee over the Shares cannot be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

The following provision supplements Part II, Section F of the Agreement:

The Options and Shares received upon exercise of such Options are intended to qualify for the tax treatment available in Israel pursuant to the provisions of the “capital gain route” under Section 102 of the Ordinance, including the provisions of the Regulations, and any tax ruling or Agreement obtained by the Company or Employer with regard to the Plan.

Securities Law Exemption. An exemption from the requirement to file a prospectus with respect to the Plan has been granted to the Company by the Israeli Securities Authority. Copies of the Plan and Form S-8 registration statement for the Plan filed with the United States Securities and Exchange Commission are available upon request at your local HR department.

ITALY

TERMS AND CONDITIONS

The following provision supplements Part II, Sections B.2 and C of the Agreement:

Cashless Exercise Restriction. Due to legal restrictions in Italy, the Optionee is restricted to paying the Exercise Price and any Tax-Related Items by the cashless sell-all method of exercise pursuant to which the Optionee shall deliver, together with an Exercise Notice or such other documentation as the Company in its sole and absolute discretion shall require, irrevocable instructions to a broker approved by the Company to (i) sell the Shares acquired upon exercise of the Option and (ii) deliver to the Company the amount of sale proceeds required to pay the Exercise Price and any Tax-Related Items. The balance of the sale proceeds, if any, will be delivered to the Optionee, but the Optionee is not entitled to hold any Shares. The Company reserves the right to provide the Optionee with additional methods of paying the Exercise Price depending on the development of local laws.

The following provision replaces Section J of the Agreement:

Data Privacy Notice and Consent. The Optionee acknowledges that his or her personal data is collected, used, processed and transferred outside of the European Union, as described in this Agreement by and among, as applicable, the Employer, the Company and any Subsidiary or affiliate of the Company for the exclusive purpose of implementing, administering and managing Optionee’s participation in the Plan. The Optionee understands that the Employer and/or the Company hold certain personal information about the Optionee, including, but not limited to, the Optionee’s name, home address and telephone number, date of birth, national insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all options or other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Optionee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”).

The Optionee is aware that providing the Company with the Data is necessary for the performance of this Option Agreement and that the Optionee’s refusal to provide the Data would make it impossible for the Company to perform its contractual obligations and may affect the Optionee’s ability to exercise or realize benefits from the Option. The Optionee’s Data shall be accessible within the Company’s organization only by the persons specifically charged with Data-processing operations and by the persons that need to access the Data because of their duties and position in relation to the performance of the contract. The Controller of personal data-processing is Google Inc., with registered offices at 1600 Amphitheatre Parkway, Mountain View, CA 94043, U.S.A., and, pursuant to Legislative Decree no. 196/2003, its representative in Italy is                                 , with registered offices at                                     .

The Optionee understands that Data will be transferred to Citigroup Stock Plan Services, Charles Schwab and/or to such other stock plan service provider as may be selected by the Company, which are assisting the Company with the implementation, administration and management of the Plan and that Data may be transferred to certain other third parties assisting in the implementation, administration and management of the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom he or she may elect to deposit any Shares acquired upon exercise of the Option. The Optionee understands that these recipients, which may receive, possess, use, retain and transfer such Data for the above-mentioned purposes, may be located in the Optionee’s country, or elsewhere, including outside of the European Economic Area (e.g., the United States), and that the recipient’s country may have different data privacy laws and protections than Optionee’s country. The processing activity, including communication and transfer of Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require the Optionee’s consent thereto as the processing is necessary to performance of contractual obligations related to the implementation, administration and management of the Plan.

The Optionee understands that Data-processing relating to the purposes above specified shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003. The Optionee understands that Data will be held only as long as is required by the law or is necessary to implement, administer and manage the Optionee’s participation in the Plan. The Optionee understands that, pursuant to Article 7 of Legislative Decree No. 196/2003, the Optionee has the right, without limitation, to access, delete, update, request the rectification of the Optionee’s Data and cease, for legitimate reasons, the Data-processing. Furthermore, the Optionee is aware that the Data will not be used for direct marketing purposes. In addition, the Data provided can be reviewed and questions or complaints can be addressed by contacting a local representative available at the following address:                                         .

Plan Document Acknowledgment. By accepting the Option, the Optionee acknowledges that he or she has received a copy of the Plan and the Agreement and has reviewed the Plan and the Agreement, including this Exhibit B, in their entirety and fully understands and accepts all provisions of the Plan and the Agreement, including this Exhibit B.

The Optionee further acknowledges that he or she has read and specifically and expressly approves the following sections of the Agreement: Part I, “Vesting Schedule”; Part I, “Termination Period”; Part II, Section D, “Non-Transferability of Option”; Part II, Section F, “Responsibility for Taxes”; Part II, Section G, “Entire Agreement; Governing Laws; Language”; Part II, Section H, “Nature of Grant”; Part II, Section N, “Imposition of Other Requirements”; and the “Data Privacy Notice and Consent” provision included above in this Exhibit B.

NOTIFICATIONS

Exchange Control Information. The Optionee is required to report in his or her annual tax return: (a) any transfers of cash or Shares to or from Italy exceeding €10,000 or the equivalent amount in U.S. dollars; and (b) any foreign investments or investments (including proceeds from the sale of Shares acquired under the Plan) held outside of Italy exceeding €10,000 or the equivalent amount in U.S. dollars, if the investment may give rise to income in Italy. The Optionee is exempt from the formalities in (a) if the investments are made through an authorized broker resident in Italy, as the broker will comply with the reporting obligation on the Optionee’s behalf.

JAPAN

NOTIFICATIONS

Exchange Control Information. If the Optionee acquired Shares valued at more than ¥100,000,000 in a single transaction, the Optionee must file a Securities Acquisition Report with the Ministry of Finance through the Bank of Japan within 20 days of the purchase of Shares.

In addition, if the Optionee pays more than ¥30,000,000 in a single transaction for the purchase of Shares at exercise of the Option, the Optionee must file a Payment Report with the Ministry of Finance through the Bank of Japan by the 20th day of the month following the month in which the payment was made. The precise reporting requirements vary depending on whether the relevant payment is made through a bank in Japan.

A Payment Report is required independently of a Securities Acquisition Report. Therefore, if the total amount that the Optionee pays in a one-time transaction to exercise the Option and purchase Shares exceeds ¥100,000,000, the Optionee must file both a Securities Acquisition Report and a Payment Report.

KENYA

There are no country-specific provisions.

KOREA

TERMS AND CONDITIONS

Exchange Control Information. To remit funds out of Korea to exercise the Option by means of a cash exercise method, the Optionee must obtain a confirmation of the remittance by a foreign exchange bank in Korea. This is an automatic procedure (i.e., the bank does not need to approve the remittance) and the process should not take more than a single day. The Optionee likely will need to present to the bank processing the transaction supporting documentation evidencing the nature of the remittance. If the Optionee receives US$500,000 or more from the sale of Shares, Korean exchange control laws require the Optionee to repatriate the proceeds to Korea within 18 months of the sale.

MEXICO

TERMS AND CONDITIONS

The following provisions supplement Part II, Section H of the Agreement:

No Entitlement or Claims for Compensation. By accepting the Option, the Optionee understands and agrees that any modification of the Plan or the Agreement or its termination shall not constitute a change or impairment of the terms and conditions of employment.

Policy Statement. The invitation that the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability.

The Company, with registered offices at 1600 Amphitheatre Parkway, Mountain View, CA 94043, U.S.A., is solely responsible for the administration of the Plan and participation in the Plan and, in Optionee’s case, the acquisition of Shares does not, in any way, establish an employment relationship between the Optionee and the Company since the Optionee is participating in the Plan on a wholly commercial basis and the Optionee’s sole employer is Google Mexico S de R.L. de C.V., nor does it establish any rights between the Optionee and the Employer.

Plan Document Acknowledgment. By accepting the Option, the Optionee acknowledges that he or she has received copies of the Plan, has reviewed the Plan and the Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Agreement.

In addition, by signing the Agreement, the Optionee further acknowledges that he or she has read and specifically and expressly approves the terms and conditions in Part II, Section H of the Agreement, in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) the Company and its Subsidiaries and affiliates are not responsible for any decrease in the value of the Shares underlying the Option.

Finally, the Optionee hereby declares that he or she does do not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of participation in the Plan and therefore grants a full and broad release to the Employer and the Company and its Subsidiaries and affiliates with respect to any claim that may arise under the Plan.

Spanish Translation

Reconocimiento de la Ley Laboral. Estas disposiciones complementan el Sección H del Acuerdo:

Por medio de la aceptación de la Opción, quien tiene la opción manifiesta que entiende y acuerda que cualquier modificación del Plan o su terminación no constituye un cambio o desmejora en los términos y condiciones de empleo.

Declaración de Política. La invitación por parte de la Compañía bajo el Plan es unilateral y discrecional y, por lo tanto, la Compañía se reserva el derecho absoluto de modificar y discontinuar el mismo en cualquier momento, sin ninguna responsabilidad.

La Compañía, con oficinas registradas ubicadas en 1600 Amphitheatre Parkway, Mountain View, CA 94043, EE.UU., es la única responsable por la administración del Plan y de la participación en el mismo y, en el caso del que tiene la opción, la adquisición de Acciones no establece de forma alguna, una relación de trabajo entre el que tiene la opción y la Compañía, ya que la participación en el Plan por parte del que tiene la opción es completamente comercial y el único patrón es Google Spain S.L., así como tampoco establece ningún derecho entre el que tiene la opción y el patrón.

Reconocimiento del Plan de Documentos. Por medio de la aceptación de la Opción, el que tiene la opción reconoce que ha recibido copias del Plan, que el mismo ha sido revisado al igual que la totalidad del Acuerdo y, que ha entendido y aceptado las disposiciones contenidas en el Plan y en el Acuerdo.

Adicionalmente, al firmar el Acuerdo, el que tiene la opción reconoce que ha leído, y que aprueba específica y expresamente los términos y condiciones contenidos en el Sección H del Acuerdo, sección en la cual se encuentra claramente descrito y establecido lo siguiente: (i) la participación en el Plan no constituye un derecho adquirido; (ii) el Plan y la participación en el mismo es ofrecida por la Compañía de forma enteramente discrecional; (iii) la participación en el Plan es voluntaria; y (iv) la Compañía, así como sus Subsidiarias o filiales no son responsables por cualquier detrimento en el valor de las Acciones en relación con la Opción.

Finalmente, por medio de la presente quien tiene la opción declara que no se reserva ninguna acción o derecho para interponer una demanda en contra de la Compañía por compensación, daño o perjuicio alguno como resultado de la participación en el Plan y en consecuencia, otorga el más amplio finiquito a su patrón, así como a la Compañía, a sus Subsidiarias o filiales con respecto a cualquier demanda que pudiera originarse en virtud del Plan.

NETHERLANDS

NOTIFICATIONS

Insider-Trading Notification. The Optionee should be aware of the Dutch insider-trading rules, which may impact the sale of Shares acquired at exercise of the Option. In particular, the Optionee may be prohibited from effectuating certain transactions involving Shares if the Optionee has inside information about the Company. If the Optionee is uncertain whether the insider-trading rules apply to him or her, the Optionee should consult his or her personal legal advisor. By accepting the Agreement and participating in the Plan, the Optionee acknowledges having read and understood this notification and acknowledges that it is the Optionee’s responsibility to comply with the following Dutch insider-trading rules.

NEW ZEALAND

There are no country-specific provisions.

NORWAY

There are no country-specific provisions.

POLAND

TERMS AND CONDITIONS

The Option will be granted over newly-issued Shares only. In no event will treasury Shares be issued.

NOTIFICATIONS

Exchange Control Information. Polish residents holding foreign securities (including Shares) and maintaining accounts abroad must report information to the National Bank of Poland on transactions and balances of the securities and cash deposited in such accounts if the value of such transactions or balances exceeds €10,000. If required, the reports are due on a quarterly basis by the 20th day following the end of each quarter. The reports are filed on special forms available on the website of the National Bank of Poland.

PORTUGAL

NOTIFICATIONS

Exchange Control Information. If the Optionee acquires Shares under the Plan and does not hold the Shares with a Portuguese financial intermediary, he or she may need to file a report with the Portuguese Central Bank. If the Shares are held by a Portuguese financial intermediary, it will file the report for the Optionee.

RUSSIA

TERMS AND CONDITIONS

U.S. Securities Transaction. The Optionee understands that the Option shall be valid and this Agreement shall be concluded and become effective only when the Agreement is received electronically or otherwise by the Company in the United States.

NOTIFICATIONS

Securities Law Information. This Exhibit B, the Agreement, the Notice of Stock Option Grant, the Plan and all other materials that the Optionee may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Russia. The issuance of securities pursuant to the Plan has not and will not be registered in Russian; hence, the securities described in any Plan-related documents may not be used for offering or public circulation in Russia.

Exchange Control Information. If the Optionee wishes to exercise the Option using the cash exercise method, the Optionee must remit the funds from a foreign currency account at an authorized bank in Russia. This requirement does not apply if the Optionee uses a cashless method of exercise, such that there is no remittance of funds out of Russia.

Under current exchange control regulations, within a reasonably short time after sale of the Shares acquired under the Plan, the Optionee must repatriate the sale proceeds to Russia. Such sale proceeds must be credited initially to the Optionee through a foreign currency account at an authorized bank in Russia. After the sale proceeds are initially received in Russia, the funds may be further remitted to foreign banks in accordance with Russian exchange control laws. If the Optionee exercises the Option through a cashless sell-all exercise method (pursuant to which the Optionee delivers, together with an Exercise Notice or such other documentation as the Company in its sole and absolute discretion shall require, irrevocable instructions to a broker approved by the Company to (i) sell the Shares acquired upon exercise of the Option and (ii) deliver to the Company the amount of sale proceeds required to pay the Exercise Price and any Tax-Related Items), the requirement to credit the proceeds through a Russian authorized bank will not apply to the Optionee to the extent that the Optionee receives such proceeds through local payroll in Russia.

The Optionee should consult his or her personal advisor before remitting any sale proceeds to Russia, as exchange control requirements may change.

SINGAPORE

NOTIFICATIONS

Securities Law Information. The Option grant is being made in reliance on Section 273(1)(f) of the Securities and Futures Act (Cap. 289) (“SFA”), under which it is exempt from the prospectus and registration requirements under the SFA.

Director Notification Obligation. If the Optionee is a director, associate director or shadow director of a Singaporean Subsidiary or affiliate of the Company, the Optionee is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singaporean Subsidiary or affiliate of the Company in writing when the Optionee receives an interest (e.g., an Option or Shares) in the Company or any Subsidiary or affiliate of the Company. In addition, the Optionee must notify the Singaporean Subsidiary or affiliate of the Company when the Optionee sells Shares or shares of any Subsidiary or affiliate of the Company (including when the Optionee sells Shares acquired at exercise of the Option). These notifications must be made within two (2) days of acquiring or disposing of any interest in the Company or any Subsidiary or affiliate of the Company. In addition, a notification of the Optionee’s interests in the Company or any Subsidiary or affiliate of the Company must be made within two (2) days of becoming a director.

SOUTH AFRICA

TERMS AND CONDITIONS

The following provision supplements Part II, Section F of the Agreement:

Responsibility for Taxes. By accepting the Option, the Optionee agrees to notify the Employer of the amount of any gain realized at exercise of the Option. If the Optionee fails to advise the Employer of the gain realized at exercise of the Option, he or she may be liable for a fine. The Optionee will be responsible for paying the difference between the actual tax liability and the amount withheld.

NOTIFICATIONS

Tax Clearance for Cash Exercises. If the Optionee exercises the Option using a cash exercise method, the Optionee must obtain and provide to the Employer, or any third party designated by the Employer or the Company, a Tax Clearance Certificate (with respect to Foreign Investments) bearing the official stamp and signature of the Exchange Control Department of the South African Revenue Service (“SARS”). The Optionee must renew this Tax Clearance Certificate every twelve months, or at such other interval as may be required by the SARS. If the Optionee uses a cashless exercise method whereby no funds are remitted out of South Africa, no Tax Clearance Certificate is required.

Exchange Control Notification. The Optionee should consult his or her personal advisor to ensure compliance with applicable exchange control regulations in South Africa, as such regulations are subject to frequent change. The Optionee is solely responsible for complying with all exchange control laws in South Africa, and neither the Company nor the Employer will be liable for any fines or penalties resulting from the Optionee’s failure to comply with South African exchange control laws.

SWEDEN

There are no country-specific provisions.

SWITZERLAND

NOTIFICATIONS

Securities Law Information. The offer of the Option is considered a private offering in Switzerland and is therefore not subject to securities registration in Switzerland.

TAIWAN

NOTIFICATIONS

Exchange Control Information. The Optionee may acquire and remit foreign currency (including funds for the purchase of Shares and proceeds from the sale of Shares) up to US$5,000,000 per year without justification.

If the transaction amount is TWD500,000 or more in a single transaction, the Optionee must submit a Foreign Exchange Transaction Form. If the transaction amount is US$500,000 or more in a single transaction, the Optionee must also provide supporting documentation to the satisfaction of the remitting bank.

TURKEY

There are no country-specific provisions.

UKRAINE

TERMS AND CONDITIONS

The following provision supplements Part II, Sections B.2 and C of the Agreement:

Cashless Exercise Restriction. Due to legal restrictions in Ukraine, the Optionee is restricted to paying the Exercise Price and any Tax-Related Items by the cashless sell-all method of exercise pursuant to which the Optionee shall deliver, together with an Exercise Notice or such other documentation as the Company in its sole and absolute discretion shall require, irrevocable instructions to a broker approved by the Company to (i) sell the Shares acquired upon exercise of the Option and (ii) deliver to the Company the amount of sale proceeds required to pay the Exercise Price and any Tax-Related Items. The balance of the sale proceeds, if any, will be delivered to the Optionee, but the Optionee is not entitled to hold any Shares. The Company reserves the right to provide the Optionee with additional methods of paying the Exercise Price depending on the development of local laws.

NOTIFICATIONS

Exchange Control Information. There remains a risk that the Optionee will be required to obtain an individual license from the National Bank of Ukraine prior to exercising the Option even using the cashless sell-all exercise method. The Optionee should consult with his or her personal legal and tax advisors regarding these exchange control risks.

UNITED ARAB EMIRATES

There are no country-specific provisions.

UNITED KINGDOM

The following provisions supplement Part II, Section F of the Agreement:

Tax and National Insurance Contributions Acknowledgment. The Optionee agrees that, if he or she does not pay or the Employer or the Company does not withhold from the Optionee the full amount of Tax-Related Items that he or she owes upon the exercise of the Option, or the release or assignment of the Option for consideration, or the receipt of any other benefit in connection with the Options (the “Taxable Event”) within 90 days after the Taxable Event, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, then the amount that should have been withheld shall constitute a loan owed by the Optionee to the Employer, effective 90 days after the Taxable Event. The Optionee agrees that the loan will bear interest at the official rate of Her Majesty’s Revenue and Customs (“HMRC”) and will be immediately due and repayable by the Optionee, and the Company and/or the Employer may recover it at any time thereafter by withholding the funds from salary, bonus or any other funds due to the Optionee by the Employer, by withholding in Shares issued upon exercise of the Option or from the cash proceeds from the sale of Shares or by demanding cash or a check from the Optionee. The Optionee also authorizes the Company to delay the issuance of any Shares to the Optionee unless and until the loan is repaid in full.

Notwithstanding the foregoing, if the Optionee is an officer or executive director (as within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that the Optionee is an officer or executive director and Tax-Related Items are not collected from or paid by the Optionee within 90 days of the Taxable Event, the amount of any uncollected Tax-Related Items may constitute a benefit to the Optionee on which additional income tax and national insurance contributions may be payable. The Optionee acknowledges that the Company or the Employer may recover any such additional income tax and national insurance contributions at any time thereafter by any of the means referred to in Part II, Section F of the Agreement.

Joint Election for Transfer of Secondary Class 1 National Insurance Contributions to the Optionee. If the Optionee is resident and ordinarily resident or resident and not ordinarily resident in the U.K. for tax purposes, as a condition of the issuance of Shares upon exercise of the Option and delivery of such Shares to the Optionee (or delivery of the sale proceeds if the Option is sold under the transferable stock option program), the Optionee agrees to accept any liability for secondary Class 1 national insurance contributions (“Employer NICs”), which may be payable by the Company or the Employer in connection with the Option. To accomplish the foregoing, the Optionee agrees to make an election between himself or herself and the Employer (the “Election”), in the form specified and/or approved for such Election by HMRC and provided to the Optionee by the Company or the Employer, and any other consents or elections required to accomplish the transfer of the Employer NICs to the Optionee. The Optionee further agrees to enter into such other joint elections as may be required between himself or herself and any successor to the Company and/or the Employer. The Optionee agrees to enter into an Election prior to the exercise or sale of the Option.